Exhibit 99.1

Active Power Names Steven Fife CFO and Vice President of Finance

AUSTIN, Texas (Oct. 9, 2012) – Active Power (NASDAQ: ACPW), manufacturer of continuous power solutions and critical backup power systems, today announced  Steven Fife has joined the company as vice president of Finance and will be appointed CFO on Oct. 31, 2012. John Penver, current CFO, will step down at that time.

“Steven is a seasoned finance and operations strategist with domestic and international experience across diverse industries including manufacturing, telecommunications, semiconductor, and professional services,” said Doug Milner, president and CEO, at Active Power. “We are pleased to have someone with Steven’s background and accomplishments in building highly effective finance and accounting functions for small to multibillion dollar organizations. I’m confident he will add tremendous value to Active Power.”

“Active Power has a solid platform in place for consistent, profitable growth with highly differentiated products, dynamic and growing market segments, and an impressive customer base,” said Steven Fife, vice president of Finance, for Active Power. “I look forward to working with the finance team, the executive team, and our board to identify ways to improve financial and operational performance that will directly impact the company’s bottom line and create shareholder value.”

Steven Fife Executive Bio
A finance executive with nearly 30 years of domestic and international experience, Steven Fife has a proven track record in driving success and growth for organizations in periods of expansion as well as revitalizing those that are underperforming. His financial leadership experience spans public, private, and non-profit companies where he has led teams to drive improvements in operations, achieve bottom line profitability, and improve revenue.

Prior to Active Power, Fife served as interim CFO of the Women’s Initiative for Self Employment, a multimillion dollar non-profit organization. In this role, Fife provided strategic leadership and financial decision making and built a highly functioning finance team to support the future growth of the organization.

From 2007-2010, Fife served as executive vice president and CFO of LECG Corp., a publicly held global expert services and consulting firm with more than 1,000 employees in nearly 40 locations worldwide. He directed all finance and accounting practices and was instrumental in developing a restructuring plan that resulted in an annualized cost reduction of more than $75 million and substantial revenue improvement for the company. Fife also played a critical role in the successful merger of LECG with Smart Business Advisory and Consulting, LLC.

Prior to LECG Corp., Fife held a number of executive and senior finance roles for publicly held companies including Gilead Sciences, Inc., a biopharmaceutical company focusing on the treatment of life threatening diseases; AMKOR Technologies, Inc., a provider of semiconductor assembly and test services; JDS Uniphase, Corp., a multinational broadband test and measurement solutions provider; and Optical Coating Laboratory, Inc., a manufacturer of optical thin film coatings and components. Fife started his career with Deloitte and Touche working in the firm’s San Francisco Bay area offices for nine years.

Fife received a bachelor’s of Science in Accounting from Brigham Young University in Provo, Utah.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties.  Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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